                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                             MAPLE LEAF AEROSPACE, INC.,

                             AEROSPACE ACQUISITION CORP.,

                            AEROSPACE MERGER SUB I, INC.,

                              TRI-STAR AEROSPACE, INC.,

                          AND THOSE CERTAIN STOCKHOLDERS OF

                               TRI-STAR AEROSPACE, INC.

                          EXECUTING A SIGNATURE PAGE HERETO

                                  TABLE OF CONTENTS

SECTION                                                                    PAGE
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
ARTICLE 1.  THE MERGER  . .. . . . . . . . . . . . . . . . . . . . . . . . .  2

  1.1       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.2       Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.3       Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.4       Effects of the Merger. . . . . . . . . . . . . . . . . . . . . .  2
  1.5       Articles of Incorporation; By-laws . . . . . . . . . . . . . . .  3
  1.6       Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  1.7       Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2.  EFFECT OF THE MERGER ON THE SECURITIES
            OF THE CONSTITUENT CORPORATIONS. . . . . . . . . . . . . . . . .  3

  2.1       Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 3.  MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . .  4

  3.1       Amount of Merger Consideration . . . . . . . . . . . . . . . . .  4
  3.2       Payment of Merger Consideration. . . . . . . . . . . . . . . . .  4
  3.3       Confirmation of Merger Consideration;
            Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
            THE COMPANY SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .  8

  4.1       Organization; Corporate Power; Good Standing   . . . . . . . . .  8
  4.2       Authorization. . . . . . . . . . . . . . . . . . . . . . . . . .  8
  4.3       Capitalization; Subsidiaries . . . . . . . . . . . . . . . . . .  9
  4.4       No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  4.5       The Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  4.6       Leased Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 12
  4.7       Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . 12
  4.8       Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  4.9       Financial Information. . . . . . . . . . . . . . . . . . . . . . 13
  4.10      Books and Records. . . . . . . . . . . . . . . . . . . . . . . . 14
  4.11      Licenses, Permits and Authorizations . . . . . . . . . . . . . . 14
  4.12      No Undisclosed Liabilities, Etc. . . . . . . . . . . . . . . . . 15
  4.13      Consents and Approvals of Governmental
            Authorities. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  4.14      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  4.15      Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  4.16      Contracts and Agreements . . . . . . . . . . . . . . . . . . . . 19
  4.17      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . 19


                                       i

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SECTION                                                                    PAGE
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
  4.18      Environmental Matters. . . . . . . . . . . . . . . . . . . . . . 20
  4.19      No Material Adverse Change . . . . . . . . . . . . . . . . . . . 22
  4.20      Title to and Condition of Assets; Encumbrances . . . . . . . . . 22
  4.21      Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  4.22      Labor, Employment Contracts and Employee Benefit
            Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  4.23      Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . 26
  4.24      Conduct in Ordinary Course . . . . . . . . . . . . . . . . . . . 27
  4.25      No Illegal Payments. . . . . . . . . . . . . . . . . . . . . . . 28
  4.26      Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  4.27      Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . 29
  4.28      Interest in Customers, Etc . . . . . . . . . . . . . . . . . . . 30
  4.29      Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  4.30      Officers and Directors; Bank Accounts. . . . . . . . . . . . . . 30
  4.31      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF MAPLE LEAF . . . . . . . . . . 31

  5.1       Organization; Corporate Power and Good Standing. . . . . . . . . 31
  5.2       Corporate Authorization. . . . . . . . . . . . . . . . . . . . . 31
  5.3       No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  5.4       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  5.5       Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 6.  OTHER COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 32

  6.1       Access and Investigation; Confidentiality . .  . . . . . . . . . 32
  6.2       Agreement to Cooperate to Obtain Consents and
            Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  6.3       Operation of the Business. . . . . . . . . . . . . . . . . . . . 34
  6.4       Negative Covenant. . . . . . . . . . . . . . . . . . . . . . . . 34
  6.5       Notification . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  6.6       No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . 36
  6.7       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 36
  6.8       Additional Agreements. . . . . . . . . . . . . . . . . . . . . . 36
  6.9       Alienation of Shares . . . . . . . . . . . . . . . . . . . . . . 36
  6.10      No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . 37
  6.11      Access to Information. . . . . . . . . . . . . . . . . . . . . . 37
  6.12      Section 338 Elections and Related Matters  . . . . . . . . . . . 38
  6.13      Tri-Star Canada. . . . . . . . . . . . . . . . . . . . . . . . . 40
  6.14      Use of Name. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  6.15      Elections. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  6.16      Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  6.17      Waiver of Claims Under the FBCA. . . . . . . . . . . . . . . . . 41
  6.18      Liquidation of International . . . . . . . . . . . . . . . . . . 41


                                       ii


SECTION                                                                    PAGE
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
ARTICLE 7.  CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . 41

  7.1       Conditions to Parent's, Sub's and Merger Sub's Obligation
            to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

            7.1.1   Representations and Warranties of the Company and
                    the Company Shareholders; Compliance with Agreement. . . 41
            7.1.2   Stock Certificates . . . . . . . . . . . . . . . . . . . 42
            7.1.3   Escrow Agreement . . . . . . . . . . . . . . . . . . . . 42
            7.1.4   Waiver Agreements. . . . . . . . . . . . . . . . . . . . 42
            7.1.5   Non-Competition Agreement. . . . . . . . . . . . . . . . 42
            7.1.6   Contracts. . . . . . . . . . . . . . . . . . . . . . . . 42
            7.1.7   Absence of Material Change . . . . . . . . . . . . . . . 42
            7.1.8   Regulatory Approvals   . . . . . . . . . . . . . . . . . 43
            7.1.9   Leases . . . . . . . . . . . . . . . . . . . . . . . . . 43
            7.1.10  Consents . . . . . . . . . . . . . . . . . . . . . . . . 43
            7.1.11  Resignations . . . . . . . . . . . . . . . . . . . . . . 43
            7.1.12  Financing. . . . . . . . . . . . . . . . . . . . . . . . 43
            7.1.13  Concurrent Closing of Aviall Transaction . . . . . . . . 44
            7.1.14  Certificate of Good Standing . . . . . . . . . . . . . . 44
            7.1.15  Articles of Incorporation; By-Laws . . . . . . . . . . . 44
            7.1.16  Employment Contract. . . . . . . . . . . . . . . . . . . 44
            7.1.17  Resolutions; Incumbency. . . . . . . . . . . . . . . . . 44
            7.1.18  Opinion of Counsel . . . . . . . . . . . . . . . . . . . 44
            7.1.19  FIRPTA Affidavit . . . . . . . . . . . . . . . . . . . . 44
            7.1.20  Books and Records. . . . . . . . . . . . . . . . . . . . 45
            7.1.21  No Injunction. . . . . . . . . . . . . . . . . . . . . . 45
            7.1.22  Section 338(h) (10) Election . . . . . . . . . . . . . . 45
            7.1.23  Base Amount Certificate. . . . . . . . . . . . . . . . . 45
            7.1.24  Liquidation of International . . . . . . . . . . . . . . 45
            7.1.25  Further Instruments. . . . . . . . . . . . . . . . . . . 45

  7.2       Conditions to the Company's and the Company Shareholders'
            Obligation to Close. . . . . . . . . . . . . . . . . . . . . . . 46

            7.2.1   Representations and Warranties of Parent, Sub and
                    Merger Sub; Compliance with Agreement. . . . . . . . . . 46
            7.2.2   Merger Consideration . . . . . . . . . . . . . . . . . . 46
            7.2.3   Resolutions; Incumbency. . . . . . . . . . . . . . . . . 46
            7.2.4   Certificate of Good Standing . . . . . . . . . . . . . . 46
            7.2.5   Certificate of Incorporation; By-Laws  . . . . . . . . . 46
            7.2.6   Opinion of Counsel . . . . . . . . . . . . . . . . . . . 47


                                      iii


SECTION                                                                    PAGE
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
            7.2.7   Employment Contract; Stockholders' Agreement . . . . . . 47
            7.2.8   Regulatory Approvals . . . . . . . . . . . . . . . . . . 47

  7.3        Post-Closing Actions. . . . . . . . . . . . . . . . . . . . . . 47

            7.3.1   Payment of Company Receivable. . . . . . . . . . . . . . 47
            7.3.2   Purchase of TIMS and Tri-Star U.K. . . . . . . . . . . . 48

ARTICLE 8.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . 48

 8.1        Indemnity by the Company Shareholders. . . . . . . . . . . . . . 48
 8.2        Indemnity by Parent, Sub and Merger Sub. . . . . . . . . . . . . 49
 8.3        Procedure and Payment. . . . . . . . . . . . . . . . . . . . . . 49
 8.4        Other Claims . . . . . . . . . . . . . . . . . . . . . . . . . . 50
 8.5        Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
 8.6        Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
 8.7        Purchase Price Adjustment. . . . . . . . . . . . . . . . . . . . 51

ARTICLE 9.  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 51

 9.1        Termination Date . . . . . . . . . . . . . . . . . . . . . . . . 51

ARTICLE 10. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 52

 10.1       Survival of Representations and Warranties . . . . . . . . . . . 52
 10.2       Disclosure and Confidentiality . . . . . . . . . . . . . . . . . 52
 10.3       Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
 10.4       Governing Law; Construction; Submission to Jurisdiction. . . . . 52
 10.5       Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
 10.6       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
 10.7       Completeness of Agreement. . . . . . . . . . . . . . . . . . . . 53
 10.8       Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
 10.9       Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
 10.10      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 55
 10.11      No Benefit to Others . . . . . . . . . . . . . . . . . . . . . . 55
 10.12      Schedules and Headings . . . . . . . . . . . . . . . . . . . . . 56
 10.13      Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . 56

                             AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 28, 1996, by and among MAPLE LEAF AEROSPACE, INC., a Delaware corporation ("Parent"), AEROSPACE ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), AEROSPACE MERGER SUB I, INC., a Florida corporation and wholly-owned subsidiary of Sub ("MERGER SUB"; Parent, Sub and Merger Sub being herein collectively referred to as "MAPLE LEAF"), TRI-STAR AEROSPACE, INC., a Florida corporation (the "COMPANY"), and those certain stockholders of the Company executing a signature page hereto (the "Company Shareholders").

                                W I T N E S S E T H :

     WHEREAS, the Company is engaged in the business of distributing aerospace hardware and fittings in the aviation industry (the "BUSINESS") and has its principal place of business located at 11535 East Pine Street, Tulsa, Oklahoma, 74116;

     WHEREAS, the Company Shareholders own an aggregate of 117,347 shares (the "SHARES") of common stock, $.10 par value per share ("COMMON STOCK"), of the Company, which Shares constitute, subject to the disclosures set forth in
Schedule 4.3(a), all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS, the Company Shareholders and the respective Boards of Directors of Maple Leaf have adopted resolutions approving this Agreement, pursuant to which Merger Sub shall be merged with the Company and the Company shall become a wholly-owned subsidiary of Sub (the "MERGER");

     WHEREAS, the Company Shareholders have determined that the Merger would be fair and in their best interests; and

     WHEREAS, the Company Shareholders, the Company, Parent, Sub and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                      ARTICLE 1.

                                      THE MERGER


     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this "AGREEMENT"), and in accordance with the Florida Business Corporation Act, as amended (the "FBCA"), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to Article 9 and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "CLOSING") shall take place beginning at 9:00 a.m., New York City time, on a date mutually acceptable to the parties not more than three business days after all conditions to the Closing set forth in this Agreement have been satisfied or waived, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 or such other time or place as the parties shall agree (such time and date being herein referred to as the "CLOSING DATE").

     1.3 EFFECTIVE TIME. The parties hereto shall file with the Secretary of State of the State of Florida (the "SECRETARY OF STATE") on the date of the Closing (or on such other date as Parent and the Company may agree) articles of merger or other appropriate documents, executed in accordance with the relevant provisions of the FBCA, and make all other filings or recordings required under the FBCA in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Secretary of State, or at such later time as is specified in the articles of merger (the "EFFECTIVE TIME").

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 ARTICLES OF INCORPORATION: BY-LAWS. (a) At the Effective Time, Merger Sub's Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation.

          (b) The By-Laws of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.6 DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 OFFICERS. At the Effective Time, the officers of Merger Sub shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                      ARTICLE 2.

                        EFFECT OF THE MERGER ON THE SECURITIES
                           OF THE CONSTITUENT CORPORATIONS

     2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Merger Sub:

          (a) COMMON STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) CONVERSION OF OUTSTANDING COMMON STOCK. Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive its allocable portion of the Merger Consideration (as defined in Section 3.1 below), and all certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with this Agreement.

                                      ARTICLE 3.

                                 MERGER CONSIDERATION

     3.1 AMOUNT OF MERGER CONSIDERATION. The aggregate consideration to be received by the Company Shareholders for their Shares pursuant to the Merger (the "MERGER CONSIDERATION") shall be an amount equal to:

          (a) the FIXED MERGER CONSIDERATION which shall consist of $27,700,000 LESS an amount equal to the amount of S corporation earnings distributed by the Company to the Company Shareholders prior to, at or in connection with the Closing pursuant to Section 6.3(a) hereof, on a dollar-for-dollar basis, provided that there shall be no such adjustment in respect of distributions solely for purposes of meeting tax obligations of the Company Shareholders pursuant to Section 6.3(a) (i) to the extent such distributions are not made at or in connection with the Closing; and

          (b) the CONTINGENT MERGER CONSIDERATION, which shall consist of $3,000,000 and which sum shall be reduced from time to time and applied in accordance with an Escrow Agreement, to be dated as of the Closing Date, by and among Parent, Sub, Merger Sub, the Surviving Corporation, the Company Shareholders and the escrow agent named therein, (the "ESCROW AGREEMENT"). The Escrow Agreement shall be in form and substance reasonably acceptable to the parties thereto and shall provide for the reduction and application from time to time until the third anniversary of the Closing Date of the escrow of the Contingent Merger Consideration established thereby of all amounts required to satisfy the first $3,000,000 of Losses (as defined in Section 8.1 below) suffered or incurred by the Surviving Corporation for which the Company Shareholders have agreed to indemnify pursuant to clause
     (iv) of Section 8.1.

     3.2 PAYMENT OF MERGER CONSIDERATION. On the Closing Date, Sub and/or Merger Sub shall:

          (a) pay an amount equal to the Fixed Merger Consideration by wire transfer of immediately available funds to a single account designated by Richard P. Small, as representative of the Company Shareholders (the "REPRESENTATIVE"), in writing not less than two (2) days prior to the Closing Date, such payment to be allocated among the Company Shareholders in accordance with their pro rata ownership of the Shares as set forth on
Schedule 3.2(a) hereto; and

          (b) deposit $3,000,000 in escrow with the escrow agent named in the Escrow Agreement, to be held and applied in accordance therewith.

     3.3  CONFIRMATION OF MERGER CONSIDERATION; ADJUSTMENT.

          (a) Within 60 days following the Closing Date, the Surviving Corporation will prepare and deliver to the Representative a balance sheet of the Company as at the close of business on the Closing Date (which balance sheet shall not give effect to the concurrent acquisition by Maple Leaf of assets of the Aerospace Business Unit of Aviall Services, Inc. and Aviall (Canada) Ltd. (the "AVIALL ASSETS")) (the "CLOSING DATE BALANCE SHEET") and the Adjustment Certificate described in Section 3.3(b) below; PROVIDED, HOWEVER, that any delay by the Surviving Corporation in delivering the same shall not impair any of its or Maple Leaf's rights under this Agreement. The Closing Date Balance Sheet shall be audited, reported on and certified by the Chicago, Illinois office of Arthur Andersen LLP ("Andersen"), shall be based upon the books and records of Company and the Subsidiaries (as defined in Section 4.3(c) below), shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that of the preceding fiscal periods, and shall present fairly the financial position of Company and the Subsidiaries as at the Closing Date. The Company Shareholders hereby agree to instruct and use their best efforts to cause Grant Thornton LLP or the Tulsa, Oklahoma office of Arthur Andersen LLP to cooperate with and assist Andersen in preparing the Closing Date Balance Sheet including, without limitation, with respect to disclosing their work papers, schedules, memoranda, notes and other documents with respect to their work for the Company. The Representative's independent public accountants shall have the opportunity to observe the taking of inventories in connection with the preparation of the Closing Date Balance Sheet, and to consult with and to examine the work papers, schedules and other documents prepared or reviewed by Andersen in connection with the preparation of their report and the Adjustment Certificate.

          (b) In conjunction with, and based on its determinations in, reporting on the Closing Date Balance Sheet, Andersen shall render and deliver to Maple Leaf, the Surviving Corporation and the Representative a certificate (the "ADJUSTMENT CERTIFICATE") setting forth the stockholders' equity of the Company immediately prior to the Closing and (i) without giving effect to the S corporation stockholder distributions contemplated by Section 6.3(a) (ii) (y) hereof and (ii) computing the reserve for the inventory asset in connection therewith on the basis of the Company's past custom and practice in accordance with GAAP (the "CLOSING DATE STOCKHOLDERS' EQUITY"), which Adjustment Certificate shall show such calculation and state that such calculation has been made in accordance with the provisions of this Section 3.3.

          (c) The Representative shall have a period of 30 days after delivery of the Closing Date Balance Sheet and the Adjustment Certificate to present in writing to Maple Leaf and the Surviving Corporation any objections the Company Shareholders may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 30-day period, the Closing Date Balance Sheet and the Adjustment Certificate shall be deemed accepted and approved by the parties and the Merger Consideration Adjustment (as defined in Section 3.3(f) below), if any, determined thereby shall be paid in accordance with Section 3.3(f) below within 10 days of the expiration of such 30-day period.

          (d) If the Representative shall raise any objections to the determinations made in the Closing Date Balance Sheet or the Adjustment Certificate within the aforesaid 30-day period, the parties' respective accountants shall attempt to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to the parties stating the manner in which the dispute was resolved and confirming or revising the Merger Consideration Adjustment, whereupon such confirmed or revised Merger Consideration Adjustment shall be final and binding on the parties and shall be paid in accordance with Section 3.3(f) below within 10 days of delivery of such joint notice. If, however, such dispute cannot be resolved by the parties nor by their accountants within 45 days after the delivery of the Closing Date Balance Sheet and the Adjustment Certificate, then the specific matters in dispute shall be submitted to either Ernst & Young LLP or Coopers & Lybrand LLP (the "DESIGNATED ACCOUNTING FIRM") or, if such firms decline to act in such capacity, such other firm of independent public accountants mutually acceptable to Maple Leaf, the Surviving Corporation and the Representative, which firm shall make a final and binding determination as to such matter or matters. The Designated Accounting Firm or such, other accounting firm shall send its written determination of the matters in dispute to the parties and their respective accountants, whereupon the confirmed or revised Merger Consideration Adjustment determined by the Designated Accounting Firm or such other independent accounting firm shall be binding on the parties hereto and shall be paid in accordance with Section 3.3(f) below within 10 days of delivery of such written determination.

          (e) The parties agree to cooperate with each other and each other's authorized representatives and with the Designated Accounting Firm or any other accounting firm selected by the parties in order that any and all matters in dispute shall be resolved as soon as practicable and that a final determination of the Merger Consideration Adjustment shall be made. Each party shall be responsible for all fees and expenses of their own accountants, provided that the fees and expenses of the Designated Accounting Firm or any other accounting firm selected by the parties pursuant to Section 3.3(d) shall be paid one-half by the Surviving Corporation and one half allocated pro rata among the Company Shareholders.

          (f) The "MERGER CONSIDERATION ADJUSTMENT" shall be the amount by which the Closing Date Stockholders' Equity determined as provided in the preceding paragraphs is less than $25,408,053 (the "BASE AMOUNT"). The Merger Consideration Adjustment, together with interest thereon at the rate of 8% per annum from the Closing Date, shall be paid to the Surviving Corporation by the Company Shareholders, on a pro rata basis in relation to their proportionate ownership of Shares immediately prior to the Closing, by certified or bank check payable to the order of the Surviving Corporation.

                                      ARTICLE 4.


                          REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANY AND THE COMPANY SHAREHOLDERS

     The Company and the Company Shareholders hereby severally represent and warrant to Maple Leaf as follows (it being understood that all representations and warranties made with respect to Tri-Star Inventory Management Service, Inc., an Illinois corporation ("TIMS"), and Tri-Star Aerospace Ltd., a corporation organized under the laws of the United Kingdom ("TRI-STAR U.K."), Tri-Star Aerospace, Inc., an Ontario corporation
("TRI-STAR CANADA"), and Tri-Star International, Inc., a Florida corporation ("INTERNATIONAL"), are being made severally to Maple Leaf only by the shareholders of those respective corporations as disclosed on Schedule 4.3(c)):

     4.1 ORGANIZATION: CORPORATE POWER: GOOD STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Company has full corporate power and authority to carry on the Business as now conducted and to own, lease and operate its properties in the manner presently conducted. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is qualified or licensed to do business as a foreign corporation in the jurisdictions set forth in SCHEDULE 4.1 hereto, which constitute all jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

     4.2 AUTHORIZATION. (a) The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and no other corporate, act on the part of the Company, its Board of Directors, or its stockholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been, and the other agreements contemplated hereby and the instruments and documents to be delivered by the Company hereunder will be, duly executed and delivered by the Company and each constitutes the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, and other similar laws relating to or affecting the enforcement of creditors' rights generally and to the availability of equitable remedies).

          (b) Such Company Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, certificates and instruments contemplated hereby to be executed by such Company Shareholder in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "COMPANY SHAREHOLDER DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Shareholder Documents will be at or prior to the Closing, duly executed and delivered by such Company Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Company Shareholder, enforceable against such Company Shareholder in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, and other similar laws relating to or affecting the enforcement of creditors' rights generally and to the availability of equitable remedies).

     4.3  CAPITALIZATION; SUBSIDIARIES.

          (a) The authorized capital stock of the Company consists of 200,000 shares of Common Stock, each such share entitling the holder thereof to one vote on every matter upon which stockholders of the Company are entitled to vote. As of the date hereof, and subject to the disclosures set forth in SCHEDULE 4.3(a), there are 117,347 shares of Common Stock issued and outstanding, and no shares of capital stock are held by the Company as treasury stock. Except for the Common Stock, the Company does not have any authorized class or series of capital stock or other equity securities. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. Except as disclosed on Schedule 4.3(b), there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale, repurchase, redemption or transfer of any shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.

          (b) Except as disclosed on Schedule 4.3(b), (i) there is no existing option, warrant, call, right, commitment or other agreement of any character to which such Company Shareholder is a party requiring the issuance, sale, repurchase or transfer of any shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company, and (ii) neither such Company Shareholder nor the Company is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

          (c) Schedule 4.3(c) hereto sets forth the name and address of each entity in which the Company owns a majority of the outstanding voting securities or other equity interests or in which one or more of the Company Shareholders own, alone or in the aggregate with other Company Shareholders and/or the Company, all of the outstanding voting securities or other equity interests (each, a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES"; which term shall include, without limitation, TIMS, Tri-Star U.K., Tri-Star Canada and International), and, for each such Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company or by one or more of the Company Shareholders are owned by it, him, her or them (as appropriate) free and clear of any and all Liens (as defined in Section 4.5 below). Except as disclosed on Schedule 4.3(b), there is no existing option, warrant, call, commitment or agreement requiring, and there are no securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance, sale, repurchase or transfer of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible or exchangeable into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing under the laws of each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification.

     4.4 NO VIOLATION. (a) Neither the execution and delivery of this Agreement, nor the performance by the Company of its obligations hereunder nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, result in any breach of, constitute a default under, or result in the termination or acceleration of the Company's Articles of Incorporation or By-Laws or the organizational documents of any Subsidiary, or, except as disclosed on SCHEDULE 4.16, any agreement, mortgage, indenture, license, obligation or instrument to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their respective properties or assets is bound or affected; (ii) other than the Defined Consents (as defined in Section 4.16 below), require the consent of any other party to, or result in the creation or imposition of any Lien upon the Company or any of the Subsidiaries or any of their respective properties or assets under, any agreement or commitment to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound; or (iii) violate any law, judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or any of the Subsidiaries is subject.

               (b) Neither the execution and delivery of this Agreement, nor the performance by such Company Shareholder of his or her obligations hereunder nor the consummation of the transactions contemplated hereby will
(i) violate, conflict with, result in any breach of, constitute a default under, or result in the termination or acceleration of any agreement, mortgage, indenture, license, obligation or instrument to which such Company Shareholder is a party or by which such Company Shareholder or any of his or her Shares in the Company (as disclosed on Schedule 3.2(a)) or shares in any Subsidiary (as disclosed on Schedule 4.3(c)) is bound or affected; (ii) require the consent of any other party to, or result in the creation or imposition of any Lien upon, such Company Shareholder or any of his or her Shares in the Company or shares in any Subsidiary under any agreement or commitment to which such Company Shareholder is a party or by which such Company Shareholder is, or his or her Shares in the Company or shares in any Subsidiary are, bound; or (iii) violate any law, judgment, decree, order, regulation or rule of any court or governmental authority to which such Company Shareholder is, or his or her Shares in the Company or shares in any Subsidiary are, subject.

     4.5 THE SHARES. Such Company Shareholder is the record and beneficial owner of all of the Shares in the Company indicated as being owned by such Company Shareholder on Schedule 3.2(a) and of all the shares of Subsidiaries indicated as being owned by such Company Shareholder on Schedule 4.3(c), in each case, free and clear of any and all liens, mortgages, pledges, security interests, charges, adverse claims, encumbrances or adverse rights of any kind (collectively, "LIENS"). Such Company Shareholder has the capacity, power and authority to transfer, convey, assign and deliver all such shares as provided in this Agreement and pursuant to the form of agreement attached hereto as Schedule 7.3.2.

     4.6 LEASED ASSETS. Neither the Company nor any of the Subsidiaries owns any interest in any real property. The building, plants, structures, fixtures and equipment leased by the Company or any of the Subsidiaries and used in the Business are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

     4.7 ACCOUNTS RECEIVABLE. All accounts receivable, notes or other evidences of indebtedness of any person or entity (including, without limitation, of any officer, stockholder, employee or Affiliate of the Company) held by the Company and the Subsidiaries (the "ACCOUNTS RECEIVABLE") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements (as defined in Section 4.9) as of the Closing Date, which reserves are adequate and calculated consistent with past practice. There is no contest, claim, or right of set-off, other than returns in the ordinary course of Business, with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Company has delivered to Parent under cover of a certificate referencing this Section 4.7 a complete and accurate list of all Accounts Receivable as of the end of the month preceding the date of this Agreement, which certificate and list are hereby incorporated herein and made a part of this Agreement.

     4.8 INVENTORY. All inventory of the Company and the Subsidiaries, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of the Business, except for obsolete items and items dispositioned to scrap, all of which have been fully reserved for in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be, including reserves (believed to be adequate) of an amount not to exceed $2,000,000 for inventory as to which documentation and/or other evidence of traceability may be lost, incomplete or otherwise not suitable. All inventories not written off have been priced at the lower of cost or market on a specific identification basis. The quantities of each item of inventory are not, in the best estimate of the Company and the Company Shareholders, excessive, but are reasonable in the present circumstances of the Business, after being reserved for in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. The Company and the Subsidiaries have at all times sold and distributed their products in compliance with applicable law. The Company and the Subsidiaries possess, and at Closing will possess, all documentation (as has been represented to the Company by the source of supply) of certifications for product conformance to applicable specifications and/or records relating to traceability to source of supply for each item of inventory that has not been fully reserved for on the Financial Statements as is required for the Company and the Subsidiaries to sell or otherwise transfer all items of inventory (for use in their intended manner of usage) in accordance with applicable law and industry practice.

     4.9 FINANCIAL INFORMATION. The Company has heretofore delivered to Parent copies of the following financial statements (collectively, the "FINANCIAL STATEMENTS"):

          (a) the consolidated balance sheets of the Company as of December 31, 1995 and 1994, and the related consolidated statement of earnings, consolidated statements of stockholders' equity and consolidated statements of cash flow for the respective 12-month periods then ended, together with the independent public accountants' report thereon; and

          (b) the unaudited balance sheet of the Company as of July 31, 1996 (the "LATEST BALANCE SHEET") and the related income and expenses statements and expenses for the seven month period then ended.

          Each of the foregoing Financial Statements presents fairly the financial condition and results of operations of the Company in accordance with GAAP consistently applied throughout the periods covered thereby subject to, for the interim Financial Statements, normal year-end adjustments (which, individually or in the aggregate, are not material) and lack of footnotes and other presentation items. All reserves and accrued liabilities on the Financial Statements are to be considered fungible one with each and any other.

     4.10 BOOKS AND RECORDS. The articles of incorporation, bylaws, minutes of meetings of the board of directors (and any committee thereof) and stockholders, stock ledgers, tax, accounting, employee and other records, sales documentation, files, documents and papers of the Company and each of the Subsidiaries, copies of which have been made available to Parent, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls.

     4.11 LICENSES, PERMITS AND AUTHORIZATIONS. The Company and each of the Subsidiaries has all material approvals, licenses and permits of all governmental authorities and agencies necessary for the conduct of the Business and the ownership and use of their respective properties and assets, all of which are identified on SCHEDULE 4.11 ("PERMITS"). Neither the Company nor any Subsidiary has received any notices to the effect that it is not in compliance with any such Permit.

     4.12 NO UNDISCLOSED LIABILITIES, ETC. Neither the Company nor any Subsidiary has any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be set forth on a balance sheet prepared in accordance with GAAP consistently applied, except (a) liabilities and obligations under the Contracts (as defined in Section 4.16), (b) liabilities and obligations to the extent reflected and accrued for or reserved against on the Latest Balance Sheet, (c) liabilities and obligations described on
SCHEDULE 4.12, and (d) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of the Business; PROVIDED HOWEVER, that the aggregate amount of liabilities in respect of (i) loans owing by the Company to the Company Shareholders, (ii) outstanding amounts under the Company's revolving credit facility, (iii) amounts owing to Massachusetts Mutual Life Insurance Co., and (iv) checks written against the Company's bank accounts that have not cleared, shall not exceed $22,000,000.

     4.13 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained in connection with the execution, delivery and performance by the Company and the Company Shareholders of this Agreement and the consummation of the transactions contemplated hereby.

     4.14 LITIGATION. Except as disclosed in SCHEDULE 4.14, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company and the Company Shareholders, threatened against the Company, any of the Subsidiaries, or any of their respective assets, properties, securities or rights, before any court, arbitrator or administrative or governmental body.

     4.15 TAX RETURNS. (a) Except as disclosed in SCHEDULE 4.15, the Company and each Subsidiary has timely filed all Tax Returns (as defined below) required to be filed by it, such Tax Returns are complete and correct, and all Taxes (as defined below) due, or claimed in writing by any taxing authority to be due, have been timely paid or provided for in the Financial Statements of the Company and in the financial statements of each Subsidiary in accordance with GAAP. Neither the Company nor any Subsidiary has incurred any Tax liability for their taxable years beginning

January 1, 1996 other than in respect of the conduct of the business of the Company and each Subsidiary in the ordinary course. With respect to any period up to the Closing Date for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and each Subsidiary have made (or with respect to any period after the end of the most recent fiscal quarter will make) due and sufficient current accruals for any such Taxes owed by the Company and each Subsidiary in their books and records in accordance with GAAP. The Company has delivered to Parent true, correct and complete copies of its federal and state income Tax Returns for the preceding two taxable years, and the Company and each Subsidiary will deliver to Parent prior to the Closing true, correct and complete copies of their federal and state income Tax Returns for the preceding three taxable years.

          (b) There are no Liens with respect to Taxes upon any of the assets of the Company or any Subsidiary, other than Liens for Taxes which are not yet due and payable.

          (c)  The Company and TIMS qualify as S corporations as defined in
Section 1361 of the Code (as defined below) and, if applicable, comparable provisions of state or local law, and have been S corporations since January 1, 1987 and January 1, 1993, respectively. The Company filed its election to be an S corporation on December 15, 1986, and TIMS filed its election to be an S corporation on March 15, 1993.

          (d) Except as disclosed on Schedule 4.15(d), the Tax Returns of the Company have been examined by the Internal Revenue Service (the "IRS") for the taxable periods ending December 31, 1989, and have been examined by the state or local taxing authorities set forth on Schedule 4.15 for the taxable periods shown on such schedule. The Tax Returns of the Subsidiaries have not been examined by the IRS or, with respect to Tri-Star U.K., any relevant foreign taxing authority, or any state or local taxing authority. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary for any taxable period. No closing agreement pursuant to Section 7121 of the Code or compromise pursuant to Section 7122 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by the

Company or any Subsidiary. No audit or other proceeding by any court, governmental or regulatory authority is pending or, to the knowledge of the Company and the Company Shareholders and the shareholders of each Subsidiary, threatened with respect to any Taxes due from the Company or any Subsidiary, or any Tax Return filed by the Company or any Subsidiary. No assessment of Tax is proposed against the Company or any Subsidiary or any of its or their assets.

          (e) All elections made or filed by the Company or any Subsidiary with respect to Taxes are set forth on Schedule 4.15. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by the Company or any Subsidiary or with respect to any of its or their assets. None of the assets of the Company or any Subsidiary is an asset or property that is or will be required to be treated as being (i) owned by any person other than the Company or such Subsidiary pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code. Neither the Company nor any Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any Subsidiary, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any Subsidiary. To the knowledge of the Company and the Company Shareholders and the shareholders of each Subsidiary, the IRS has not proposed any such adjustment or change in accounting method.

          (f) Neither the Company nor any Subsidiary is or has been in violation (or with notice or lapse of time or both, would not be in violation) of any applicable law relating to the payment or withholding of Taxes. The Company and the Subsidiaries have duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (g) The Company and the Subsidiaries are not parties to, are not bound by, and are not obligated under, any Tax sharing agreement or similar contract or arrangement.

          (h) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code.

          (i) The Company has not made any distribution of S corporation earnings to or on behalf of, or prepared or delivered any filing to the IRS (including, without limitation, any filing on Form K-1) with respect to, Stephen M. Rourke. The last distribution of S corporation earnings made by the Company to or on behalf of Kurt Weber was made in September, 1993 for the period ended August 17, 1993, and the Company has not prepared or delivered any filing to the IRS (including, without limitation, any filing on Form K-1) with respect to Kurt Weber since September, 1993, except for one such Form K-1 in respect of fiscal year 1993 which was prepared in error and was not filed.

     For purposes of this Section 4.15, any reference to the Company or any Subsidiary shall include any corporation which merged with or into or was liquidated into the Company or any such Subsidiary.

     For purposes of this Agreement, "CODE" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor internal revenue law), and the rules and regulations promulgated thereunder; "TAXES" shall mean all taxes, charges, fees, levies, or other similar assessments, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States, any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States, or any such government, (b) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof and (c) any Taxes for which the Company or any Subsidiary is liable as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written; and "TAX RETURNS" shall mean any report, return, statement, or other information required to be supplied to a taxing authority in connection with Taxes.

     4.16 CONTRACTS AND AGREEMENTS. Except as disclosed on SCHEDULE 4.16, every agreement, license, lease, and contract, written or oral, to which the Company or any of the Subsidiaries is a party or by which any of their respective properties or assets is bound or subject and (a) that involves (i) an annual obligation of more than $10,000 or (ii) an aggregate obligation of more than $100,000, (b) that provides for the disclosure by the Company or any Subsidiary of any confidential or proprietary information, or (c) that is with an Affiliate, director or employee of the Company (the "CONTRACTS") is in full force and effect. SCHEDULE 4.16 currently identifies certain Contracts and, as supplemented prior to the Closing Date, will identify every Contract and, except as disclosed on SCHEDULE 4.16 (collectively, the "DEFINED CONSENTS"), no consent, approval or waiver of any third party or governmental authority is required under any Contract to maintain such Contract in full force and effect and preserve the Company's and the Subsidiaries' rights and benefits thereunder from and after the Closing Date. Neither the Company nor any Subsidiary nor, to the knowledge of the Company and the Company Shareholders, any other party to any Contract is in default, and no event has occurred which with the giving of notice or passage of time or both would constitute a default by the Company or any Subsidiary or, to the knowledge of the Company and the Company Shareholders, by any other party under any Contract or obligation owed by the Company or any Subsidiary which default would adversely affect, either individually or together with other defaults, the operating results, condition (financial or otherwise), assets, liabilities, properties or business prospects of the Company. The Company has furnished to Parent accurate and complete copies of each of the Contracts referred to in the first sentence of this Section 4.16 identified on Schedule
4.16 as of the date hereof and an accurate and complete summary of the oral Contracts so listed and, prior to the Closing Date, will have furnished to Parent accurate and complete copies of all Contracts referred to in the first sentence of this Section 4.16 and an accurate and complete summary of all oral Contracts therein referred to.

     4.17 COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 4.17, the Company, each Subsidiary, and the manner in which they respectively operate their business and use their properties and assets are in substantial compliance with any applicable law, ordinance or regulation of any federal, state or government or agency. Neither the Company nor any Subsidiary has received any notice of any violation or alleged violation from any governmental agency relating there to.

     4.18 ENVIRONMENTAL MATTERS.  (a) Except as disclosed on SCHEDULE 4.18:

          (i) the Company and the Subsidiaries and any real property owned, operated or leased by the Company or the Subsidiaries (collectively, the "REAL PROPERTY") and the operations thereon, at all times so owned, operated or leased, have been, and are, and will be as of the Closing, in full compliance with, and have not been and are not in violation of, or liable under, any Environmental Law (as defined below);

          (ii) neither the Company nor any of the Subsidiaries is subject to any Environmental Costs and Liabilities (as defined below) and neither have any basis to expect that the Company or the Subsidiaries will be subject to any Environmental Costs and Liabilities;

          (iii) neither the Company nor the Subsidiaries nor any other person for whose conduct the Company or the Subsidiaries is or may be held to be responsible has received any actual or threatened order, notice, claim or other communication from any governmental body or person, including, but not limited to, the current or prior owner or operator of the Real Property, of any actual or potential violation of, or failure to comply with, any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to the operations of the Company and the Subsidiaries or the Real Property;

          (iv) There are no pending or, to the knowledge of the Company and the Company Shareholders, threatened actions, proceedings, claims or investigations against the Company or the Subsidiaries or any of the Real Property alleging the violation of or seeking to impose liability pursuant to any Environmental Laws and there are no pending or, to the knowledge of the Company and the Company Shareholders, threatened Liens or other restrictions of any nature against the Company or the Subsidiaries or any of the Real Property resulting from or imposed pursuant to any Environmental Law; and

          (v) There has been no Release (as defined below) or, to the knowledge of the Company and the Company Shareholders, threat of Release of any Hazardous Substances (as defined below) at or from any of the Real Property at any time at which the Company or any of the Subsidiaries owned, operated or leased any of the Real Property or at any other locations where any hazardous substances were generated, manufactured, refined, transferred, produced, disposed, treated, imported, used, or processed from by or for the Company or the Subsidiaries, or to the knowledge of the Company and the Company Shareholders, at any property adjacent to the Real Property, whether by the Company or any other person or entity.

          (b) The Company has delivered to Parent true and complete copies and results of any reports, studies, analyses, tests, or monitoring data possessed or initiated by the Company or any Subsidiary pertaining to environmental conditions in, on, or under any of the Real Property or any Real Property formerly owned, operated or leased by the Company or concerning compliance with Environmental Laws by the Company, the Subsidiaries or any other person or entity for whose conduct the Company or the Subsidiaries is or may be held responsible.

          (c) For purposes of this Agreement, the following terms shall have the following definitions: (i) "ENVIRONMENTAL COSTS AND LIABILITIES" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) arising from or under any Environmental Law or order or agreement with any governmental authority or other person or entity;
(ii) "ENVIRONMENTAL LAW" means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal requirement relating to the environment, natural resources, public or employee health and safety, and the regulation of, or imposition of standards of conduct concerning Releases or threatened Releases of noises, odors, or Hazardous Substances into the environment or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and

Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., the Clean Air Act, 33 U.S.C. Section 2601 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ., the Oil Pollution Act of 1990, 33 U.S.C Section 2701 ET SEQ. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET. SEQ., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes; (iii) "HAZARDOUS SUBSTANCES" means any substance, material or waste which is regulated by any governmental authority or the United States or other national government, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls; (iv) "RELEASE" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

     4.19 NO MATERIAL ADVERSE CHANGE. Since May 31, 1996, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any notice and neither the Company nor any of the Company Shareholders has any knowledge or any reasonable basis to believe that any customers intend to discontinue or substantially diminish or change their relationship with the Company or any Subsidiary on account of the transaction contemplated hereby or otherwise.

     4.20 TITLE TO AND CONDITION OF ASSETS; ENCUMBRANCES. The Company's and the Subsidiaries' properties and assets are in good condition and repair, ordinary wear and tear excepted, and none of such properties or assets requires any repair or replacement except for maintenance in the ordinary course of the Company's and the Subsidiaries' operations. The Company and the Subsidiaries have good and marketable title to their respective properties and assets and none of such properties or assets is subject to any Lien of any kind, except (i) those disclosed in the Latest Balance Sheet and as set forth in SCHEDULE 4.20, and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not, individually or in the aggregate, detract from or interfere with the present or intended use of any of such properties or assets or impair the Company's or any Subsidiary's business operations in any material respect.

     4.21 EMPLOYEES. Set forth on SCHEDULE 4.21 attached hereto is a true and complete list setting forth (a) the names, current salaries of, and other compensation payable to, the employees of the Company and the Subsidiaries, regardless of the amount of annual compensation, (b) the names and total annual compensation for all independent contractors who render services on a regular basis to the Company or the Subsidiaries, or who are currently under contract to render services to the Company or the Subsidiaries, whose current annual compensation is $10,000 or more, and (c) the names of each employee of the Company or the Subsidiaries, who is party to an employment, confidentiality, non-compete or other agreement with the Company or the Subsidiaries (true and complete copies of which have been delivered to Parent). The Company and the Subsidiaries have not promised to any employee orally or in writing any bonus or increase in compensation or change in any Employee Benefit Plan (as defined in Section 4.22(a)), or creation of any new Employee Benefit Plan, whether or not legally binding.

     4.22 LABOR, EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PROGRAMS. (a) The Company and the Subsidiaries have and at the Closing Date will have, no obligations, contingent or otherwise, written or oral, under any employment contract or Employee Benefit Plan, other than (i) those disclosed in the Latest Balance Sheet and those listed in SCHEDULE 4.22, true and correct copies, or descriptions of which have been delivered to Parent pursuant to
Section 4.22(g), (ii) normal salary or wage accruals, (iii) normal salesman and management incentive compensation pursuant to the arrangements described on Schedule 4.22 in accordance with the Company's past custom and practice, and (iv) paid vacations, sick leave and holiday accruals in accordance with the Company's past practice and policy which is described on Schedule 4.22. The Company and the Subsidiaries have performed all obligations required to be performed under all such agreements or Employee Benefit

Plans and are not in arrears or breach under any of the terms thereof. "EMPLOYEE BENEFIT PLAN" means "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder ("ERISA"), and any other plan, program, arrangement, contract or agreement which the Company and the Subsidiaries has maintained, sponsored, adopted or obligated itself under with respect to one or more employees' or former employees' benefits, including, but not limited to, short-term or long-term sickness or disability, bonus or incentive compensation, stock option or equity participation plans, severance pay, vacation pay, deferred compensation or stock purchase plans.

          (b) Neither the Company nor any of the Subsidiaries is a party to or obligated under or with respect to any collective bargaining agreements, arrangements or contracts with any labor union or other representative of employees or any employee benefits provided by any such agreement. No employees of the Company or the Subsidiaries are represented by any labor organization. No labor organization or group of employees has made a pending demand for recognition or certification. No work stoppage, slowdown, strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence EXCEPT AS SET FORTH ON SCHEDULE
4.22 has occurred during the Company's or the Subsidiaries' past three completed fiscal years, or is pending or threatened against the Company or any of the Subsidiaries; nor does the Company or the Company's Shareholders know any basis for any such allegation, charge, or complaint. The Company and each of the Subsidiaries is in compliance and have complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local "plant closing" law, collective bargaining and the payment of Social Security taxes and any state taxes. There are no administrative charges or court complaints pending or, to the knowledge of the Company and the Company Shareholders, threatened against the Company or any of the Subsidiaries before the U.S. Equal Employment Opportunity Commission or any state, federal, Canadian or foreign court or agency concerning alleged employment discrimination or any other matter relating to the employment of labor. There is no unfair labor practice charge or complaint pending or, to the knowledge of the Company and the Company Shareholders, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board or any similar state, local, Canadian or foreign labor relations body. To the knowledge of the Company and the Company Shareholders, the Company's and the Subsidiaries' relations with their respective employees are good.

          (c) Neither the Company nor any Subsidiary has or will have as of the Closing Date any liability or obligation, contingent or otherwise, under a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Neither the Company nor any Subsidiary has at any time, or will have as of the Closing Date, maintained, sponsored, adopted, contributed to, or obligated itself in any manner, contingent or otherwise, with respect to, a defined benefit pension plan subject to Title IV of ERISA.

          (d) The Employee Benefit Plans intended to qualify under Section 401 of the Code do so qualify, and nothing has occurred and, to the knowledge of the Company and the Company Shareholders after reasonable inquiry, nothing will occur which would result in the loss of such qualification for any period through the Closing Date. In addition, the Tri-Star Aerospace Inc. Employees' Welfare Benefit Plan (the "VEBA") qualifies as a voluntary employees' beneficiary association under Section 501(c)(9) of the Code, and nothing has occurred and, to the knowledge of the Company and the Company Shareholders after reasonable inquiry, nothing will occur which would result in the VEBA having unrelated business taxable income under the Code for any period through the Closing Date. The trustee of the VEBA may be changed by the appropriate corporate action by the Company.

          (e) All contributions and insurance premiums to or in respect of the Employee Benefit Plans for any period ending on or before the Closing Date have been paid in full and no Employee Benefit Plan has any accumulated funding deficiencies or "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA.

          (f) There has been no "reportable event" as defined in Section 4043 of ERISA with respect to any Employee Benefit Plan.

          (g) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Parent by the Company: (i) plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

          (h) There are no pending actions, claims or lawsuits asserted or instituted against the Employee Benefit Plans, their assets, the plan sponsor or administrator, or against any fiduciary (other than routine benefit claims), nor does any of the Company or the Company Shareholders have knowledge of facts which could form the basis for any such action, claim or lawsuit.

          (i) The Employee Benefit Plans are and have been maintained in accordance with their terms, all applicable provisions of ERISA, the Code and all other applicable federal and state laws and regulations.

          (j) Except as disclosed in SCHEDULE 4.22(j), no Employee Benefit Plan provides retiree life or health benefits, or provides for continuing benefits or coverage for any participant or beneficiary EXCEPT under the Consolidated Omnibus Budged Reconciliation Act of 1974, as amended ("COBRA") and at the individual's expense. The Company and each ERISA Affiliate have complied with the notice and continuation requirements of Section 4908B of the Code, COBRA, and Part 6 of Subtitle B of Title I of ERISA.

          (k) Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment becoming due to any current, former or retired employee of the Company or any Subsidiary under any Employee Benefit Plan, (ii) increase any benefits under any Employee Benefit Plan, or (iii) accelerate the payment or vesting of any such benefits.

     4.23 INSURANCE POLICIES. Attached hereto as SCHEDULE 4.23 is a correct and complete list and description, including policy numbers, names and addresses of insurers and expiration dates, of all insurance policies owned by the Company and the Subsidiaries, and the Company has delivered to Parent true and complete copies of all such policies. Such policies are in full force and effect, and the Company and the Subsidiaries are not in default under any of them. Except as set forth on SCHEDULE 4.23, neither the Company nor any Subsidiary has received any notice of (a) cancellation or intent to cancel, or (b) increase or intent to increase premiums, with respect to such insurance policies and neither the Company nor any of the Company Shareholders is aware of any basis for any such action. Except as disclosed on SCHEDULE 4.23, such policies are sufficient for compliance by the Company and the Subsidiaries with workers' compensation and all obligations under Contracts and provide adequate coverage for the Company, all of the Subsidiaries, and their respective properties, assets and business operations as presently conducted.

     4.24 CONDUCT IN ORDINARY COURSE. Except as set forth on SCHEDULE 4.24, since the date of the Latest Balance Sheet, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past custom and practice, have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and there has been no:

          (a) payment or increase by the Company or any of the Subsidiaries (except in the ordinary course of business consistent with past custom and practice) of any dividend or other distribution, bonuses, salaries, or other compensation to any stockholder, director, officer or employee, or entry into any employment, severance, or similar contract with any director, officer or employee;

          (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees, or direct or indirect representation or promise, oral or written, to any person concerning any Employee Benefit Plan which is inconsistent with the terms of such Employee Benefit Plan;

          (c) damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance, adversely affecting the properties, assets, business, financial condition, or prospects of the Company or any Subsidiary;

          (d) entry into, termination of, or receipt of notice of termination of any (i) employment agreement or collective bargaining arrangement, (ii) license, distributorship, dealer, sales representative, joint venture, credit, loan, guaranty or similar agreement, or (iii) Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $100,000;

     (e) issuance of any securities or sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property used in the conduct of the Business, or mortgage or pledge of, or imposition of any Lien on, any asset or property of the Company or any Subsidiary;

     (f) cancellation or waiver of any claims or rights with a value to the Company or any Subsidiary in excess of $100,000;

     (g) material change in any tax or financial accounting method used by the Company or any Subsidiary;

     (h) disclosure of confidential information of the Company or any Subsidiary except to a person or entity that is subject to a written agreement prohibiting such person's or entity's disclosure thereof;

     (i) actual or threatened loss of customers or key personnel of the Business having or that would have a material adverse effect on the operating results, financial condition, business, properties or prospects of the Business; or

     (j) agreement, whether oral or written, by the Company to do any of the foregoing.

     4.25 NO ILLEGAL PAYMENTS. With respect to their respective businesses, neither the Company, nor any Subsidiary or other Affiliate thereof, nor, to the knowledge of the Company and the Company Shareholders, any of the Company's or any Subsidiary's respective officers, directors, employees, sales agents or other representatives (i) has made or committed to make any unlawful payments, contributions, gifts, entertainment or endorsements relating to political activity; (ii) has made or committed to make any direct or indirect unlawful payment, contribution or gift to any domestic or foreign governmental official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or applicable foreign law relating to improper payments to governmental representatives; or (iv) made any bribe, rebate, kickback, payoff, influence payment, unlawful contribution or other illegal payment to any person or entity.

     4.26 LEASES. All leases of the real and personal property leased by the Company and any Subsidiary, including all such leases with related parties or Affiliates, are listed on Schedule 4.26. All leases with Affiliates and related parties are identified in Schedule 4.26 and carry terms and conditions no less favorable in all material respects to the Company or such Subsidiary than those which the Company or such Subsidiary could have obtained in arm's length transactions with unrelated third parties. The Company and any such Subsidiary enjoys peaceful and undisturbed possession under all such leases, and all of such leases are valid and in full force and effect and neither party is in default under any of such leases and, to the knowledge of the Company and the Company Shareholders, no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such leases. All premises covered by such leases have sufficient access to roads and utilities for the continued conduct of the Business in the manner presently conducted.

     4.27 PROPRIETARY RIGHTS. Schedule 4.27 lists (a) all trademarks, tradenames, copyrights, patents, and all pending applications and registrations for the foregoing used by the Company and the Subsidiaries in the operation of their respective businesses (the items listed on Schedule 4.27, together with all logos, know-how, trade secrets, lists of past, present and potential customers, computer software and programs, sales data, sales and advertising materials, scheduling and service methods, sales and service manuals, and all licenses for the foregoing, and all other proprietary, confidential or other similar information (in whatever form or medium) used by the Company and the Subsidiaries in the operation of their respective businesses, including the use of and rights to the name "Tri-Star Aerospace", being collectively referred to herein as the "Proprietary Rights"), and (b) all license, royalty or other agreements relating to the Proprietary Rights, true and complete copies of which have been delivered to Parent. The Company and/or the Subsidiaries own(s) good title to all of the Proprietary Rights, subject to the licenses and matters set forth in Schedule 4.27, all of which are sufficient to enable the Business, as now conducted, to be conducted without infringement of or conflict with similar rights of others. The use of the Proprietary Rights by the Company and the Subsidiaries does not infringe on the known rights of any person or entity and no person or entity has asserted any such claim. To the knowledge of the Company and the Company Shareholders, no person or entity infringes upon the Proprietary Rights.

     4.28 INTEREST IN CUSTOMERS, ETC. Neither the Company, nor any Subsidiary, nor any of their respective Affiliates has any direct or indirect interest in any competitor, supplier or customer or in any person or entity from whom or to whom the Company or any Subsidiary leases any real or personal property or in any other person or entity with whom the Company or any Subsidiary has any business relationship.

     4.29 WARRANTIES. Schedule 4.29 summarizes all claims outstanding, pending or, to the knowledge of the Company and the Company Shareholders, threatened under or for breach of any warranty relating to any products sold or distributed by the Company or any Subsidiary. The copies of the product warranties attached to Schedule 4.29 represent true and complete copies of all express warranties of products sold or distributed by the Company and the Subsidiaries. The reserves for product warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are adequate to cover warranty claims against any products sold or distributed by the Company and the Subsidiaries prior to the date thereof.

     4.30 OFFICERS AND DIRECTORS: BANK ACCOUNTS. Schedule 4.30 contains a complete and correct list of (a) the names, offices and term of office of each director and officer of the Company and each Subsidiary and (b) and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.30, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

     4.31 DISCLOSURE. Neither this Article 4 nor any writing delivered by the Company or the Company Shareholders to Parent, Sub, Merger Sub or the Surviving Corporation in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Maple Leaf which materially adversely affects the Company, the Subsidiaries or their assets, liabilities, financial condition, operations, operating results, business or business prospects, or the ability of the Company and the Company Shareholders to consummate the transactions contemplated hereby.


                                   ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF MAPLE LEAF

     Parent, Sub and Merger Sub hereby jointly and severally represent and warrant to the Company and the Company Shareholders as follows:

     5.1 ORGANIZATION: CORPORATE POWER AND GOOD STANDING. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of Parent, Sub and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     5.2 CORPORATE AUTHORIZATION. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by Parent, Sub and Merger Sub of their respective obligations hereunder And thereunder have been duly authorized by all necessary corporate action and no other corporate act on the part of Parent, Sub or Merger Sub is necessary to authorize the execution, delivery or performance by Parent, Sub and Merger Sub of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed by Parent, Sub and Merger Sub, and constitutes, and the other agreements contemplated hereby, and the instruments and documents to be delivered by Parent, Sub and Merger Sub hereunder, also constitute, the legal, valid and binding obligations of Parent, Sub and Merger Sub enforceable against Parent, Sub and Merger Sub in accordance with their respective terms (subject to bankruptcy, reorganization, insolvency, and other similar laws relating to or affecting the enforcement of creditors' rights generally and to the availability of equitable remedies).

     5.3 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the performance by Parent, Sub and Merger Sub of their respective obligations hereunder nor the consummation of the transactions contemplated hereby (a) will violate, conflict with, result in any breach of, constitute a default under, or result in the termination or acceleration of, Parent's, Sub's or Merger Sub's certificate or articles of incorporation or By-Laws, or any agreement, license, obligation or instrument to which Parent, Sub or Merger Sub is a party or by which it is bound or affected; (b) would require the consent of any other party under any agreement or commitment to which Parent, Sub or Merger Sub is a party, or by which Parent, Sub or Merger Sub is bound; or (c) will violate any law, judgment, decree, order, regulation or rule of any court or governmental authority to which Parent, Sub or Merger Sub is subject.

     5.4 LITIGATION. There is no action, suit, investigation, proceeding, claim or other pending or, to Parent's, Sub's and Merger Sub's knowledge, threatened against or relating to Parent, Sub or Merger Sub, or any properties or rights of Parent, Sub or Merger Sub, before any court which affects or seeks to affect consummation of the transactions contemplated hereby.

     5.5 DISCLOSURE. Neither this Article 5 nor any writing delivered by Parent, Sub or Merger Sub to the Company or the Company Shareholders in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to the Company and the Company Shareholders which materially adversely affects the ability of Parent, Sub and Merger Sub to consummate the transactions contemplated hereby.


                                   ARTICLE 6.

                                OTHER COVENANTS

     6.1 ACCESS AND INVESTIGATION; CONFIDENTIALITY. (a) Between the date of this Agreement and the Closing Date, the Company and Richard P. Small shall afford Maple Leaf and its representatives and prospective investors and lenders and their representatives (collectively, the "Advisors") full and free access, upon reasonable prior notice, to, and shall furnish upon reasonable prior request, all information concerning the Company's and the Subsidiaries' business and properties, including but not limited to contracts, books, records, Tax, employee benefit, financial and accounting information and physical inventory. The Company and Richard P. Small shall also afford Maple Leaf and the Advisors the ability to inspect the Company's and the Subsidiaries' assets and physical locations (which inspection shall include, but not be limited to, the right, but not the obligation, to retain one or more environmental professionals to conduct an environmental assessment and investigation of the Real Property, which Environmental Investigation shall include the right to conduct such tests of soil, groundwater, surface water or air that Maple Leaf may reasonably require to determine whether there exists an adverse environmental condition at any of the Real Property), and to contact and interview employees and representatives of the Company and customers of the Company to obtain information relating to the Company's assets and business. At all times, the Company and the Company Shareholders will use their reasonable efforts to ensure that any such information provided to Maple Leaf or the Advisors is accurate and complete.

     (b) In connection with the foregoing due diligence investigation, Maple Leaf agrees not to disclose to any third party (other than on a "need to know" basis to the Advisors) any financial data, market information, supplier or customer list or other information which is proprietary or confidential to the Company and which is learned or acquired by Maple Leaf or the Advisors in connection with such due diligence investigation. In the event that the transaction contemplated hereby shall, for any reason, be terminated, Maple Leaf and the Advisors shall return to the Company all such information and data, and shall not retain any copies or extracts thereof.

     6.2 AGREEMENT TO COOPERATE TO OBTAIN CONSENTS AND APPROVALS. The parties hereto each hereby agree to cooperate with one another and to use all reasonable efforts to obtain all governmental and third party consents and approvals to the Merger and as otherwise necessary to complete the transactions contemplated by this Agreement (including all filings, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")), it being understood that in exercising such reasonable efforts, no party shall be obligated to make any payment to a third party (other than in connection with standard filing fees and the like) or to divest any assets, properties or operations (including, with respect to Maple Leaf, any of the Aviall Assets). Between the date of this Agreement and the Closing Date, the Company shall (i) cooperate with

Parent and Sub with respect to all filings that Maple Leaf elect to make or are required to make in connection with the Merger, and (ii) cooperate with Maple Leaf in obtaining all consents identified in Schedule 4.16 (including taking all actions requested by Maple Leaf to cause early termination of any applicable waiting period under the HSR Act).

     6.3 OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing Date, the Company shall, and the Company and the Company Shareholders shall cause the Company and each Subsidiary, as appropriate, to:

     (a) conduct the Business only in the ordinary course of business (consistent with past custom and practice) without the prior consent of Parent, except that the Company may (i) make uniform distributions of S corporation earnings to the Company Shareholders for purposes of meeting income tax obligations as to the Company, TIMS and International consistent with past custom and practice; (ii) immediately prior to and in conjunction with the Closing (x) repay to the Company Shareholders all loans owing by the Company to the Company Shareholders in an aggregate principal amount not to exceed $1,500,000, and (y) make a distribution to the Company Shareholders in the amount of $16,473,974, PLUS an amount equal to S corporation earnings from April 1, 1996 to the Closing Date, MINUS the amount of any S corporation earnings distributed to the Company Shareholders to meet income tax obligations as provided in clause (i) above; and (iii) enter into such transactions as are contemplated as conditions to Closing and which transactions are to take place on the Closing Date in connection therewith;

     (b) use its best efforts to preserve intact the current business organization of the Company and each Subsidiary, keep available the services of the current officers, employees, and agents of the Company and each Subsidiary, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and each Subsidiary; and

     (c) confer with Parent and Sub concerning operational and financial matters of a material nature.

     6.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company shall not, and the Company and the Company Shareholders shall cause the Company and each Subsidiary not to, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.24 is likely to occur; PROVIDED, HOWEVER, that the Company may borrow funds to finance the payment of shareholder loans referred to in Section 6.3 above.

     6.5 NOTIFICATION. (a) Between the date of this Agreement and the Closing Date, the Company and the Company Shareholders agree that each will promptly notify Parent in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or the Company Shareholders as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company and/or the Company Shareholders will promptly notify Parent of the occurrence of any breach of any covenant of the Company or the Company Shareholders in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

     (b) Between the date of this Agreement and the Closing Date, Parent agrees that it will promptly notify the Company and the Representative in writing if Parent becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Maple Leaf as of the date of this Agreement, or if Parent becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Parent will promptly notify the Company and the Representative of the occurrence of any breach of any covenant of Maple Leaf in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

     6.6 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to its terms, the Company and each Company Shareholder hereby agrees with Maple Leaf that neither the Company nor such Company Shareholder, nor any of their respective Affiliates, officers, directors, shareholders or employees, nor any investment banker, attorney, accountant or other representative retained by any of them, shall, directly or indirectly, solicit offers from, negotiate with, or in any manner encourage, discuss with the offer or, or accept any proposal of any other person or entity relating to the acquisition of the capital stock, assets or business of the Company or any Subsidiary, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course). The Company will immediately notify Parent in the event that the Company receives any such proposal or learns of any person's or entity's interest in making any such proposal.

     6.7 FURTHER ASSURANCES. The parties hereto hereby agree that, from time to time, whether before or after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof. No party to this Agreement shall take, or permit any of its Affiliates or representatives to take, any actions which are inconsistent with the purposes and intentions of this Agreement.

     6.8 ADDITIONAL AGREEMENTS. The Company Shareholders shall, from time to time after the Closing, upon the request of Parent, Sub, Merger Sub, or the Surviving Corporation, perform, execute and deliver, or cause to be performed, executed, and delivered, all such further acts and instruments as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to the Surviving Corporation the rights, assets and properties of the Company and each Subsidiary.

     6.9 ALIENATION OF SHARES. Richard P. Small agrees not to sell, transfer, pledge, encumber or otherwise dispose of any Shares in the Company or any shares in any Subsidiary owned by him between the date of the Agreement and the Closing. Each of the other Company Shareholders agrees not to sell, transfer, pledge, encumber or otherwise dispose of any of the Shares in the Company or any shares in any Subsidiary, respectively, owned by them between the date of the Agreement and the Closing, except to a person or entity who shall agree to be bound by the terms of this Agreement (including, without limitation, as to the Company Shareholders' representations and warranties, covenants and indemnification obligations) and execute and deliver to Parent, Sub and Merger Sub a counterpart hereof.

     6.10 NO SOLICITATION. (a) In the event the Closing is not effected, Parent and Sub agree that neither they nor their agents will, for a period of two years from the last date that the parties hereto, or any of them, terminate the proposed transaction, directly or indirectly solicit for employment any person who is employed by the Company on the date of this Agreement; PROVIDED that Parent, Sub and their agents shall not be prohibited from soliciting the employment of any such person (i) following any complete termination of such person's employment with the Company, or (ii) who may respond to a general advertisement for employment published by Parent or Sub which is not specifically targeted at the employees of the Company.

     (b) In the event the Closing is not effected, the Company agrees that it will not, for a period of two years from the last date that the parties hereto, or any of them, terminate the proposed transaction, directly or indirectly solicit for employment any person who is or becomes employed by Parent or Sub following the date of this Agreement; PROVIDED that the Company shall not be prohibited from soliciting the employment of any such person (i) following any complete termination of such person's employment with Parent or Sub, or (ii) who may respond to a general advertisement for employment published by the Company which is not specifically targeted at the employees of Parent or Sub.

     6.11 ACCESS TO INFORMATION. The Company Shareholders, the shareholders of each Subsidiary and Parent will provide to each other, and Parent will cause the Surviving Corporation to provide to the Company Shareholders and the shareholders of each Subsidiary, full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of the Company and the Subsidiaries as the Company Shareholders, the shareholders of each Subsidiary or Parent, as the case may be, may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of the Company Shareholders, the shareholders of each Subsidiary, Parent or the Company to furnish to the Company Shareholders, the shareholders of each Subsidiary or Parent, as the case may be, such additional Tax and other information and documents in the possession of such persons as the Company Shareholders, the shareholders of each Subsidiary or Parent may from time to time reasonably request. In particular, the Company Shareholders and the shareholders of each Subsidiary will provide to Parent, to the extent. requested by Parent, true and complete copies of all separate Tax Returns (and related workpapers) of the Company and the Subsidiaries. Any examination of such books and records by the Company Shareholders, the shareholders of each Subsidiary or Parent shall be free of charge, but shall be at the expense of the requesting party.

     6.12  SECTION 338 ELECTIONS AND RELATED MATTERS.

     (a) Parent may elect, at Parent's sole option, to file an election under Section 338(h) (10) of the Code and under any comparable provisions of state or local law with respect to the purchase of the stock of the Company and TIMS (the "Election"). Each of the shareholders of the Company and TIMS shall, at the request of Parent, execute the appropriate IRS forms that are required to make the Election (E.Q., Form 8023-A). If the Election is made, each of such shareholders and Parent shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Election. In addition, if the Election is made, the determination of the fair market value of the assets and the allocation of the purchase price of the stock of the Company and TIMS (within the meaning of Section 338(h) (10) of the Code and the Treasury Regulations promulgated thereunder) shall be determined and allocated in accordance with Schedule
6.12 attached hereto. Parent and the shareholders of the Company and TIMS shall file all Tax returns, as may be required, in a manner consistent with such allocation and values.

     (b) Parent shall notify the shareholders of the Company and TIMS in writing of its intention to file the Election no later than ten days prior to January 15, 1997 (the "Election Notice") and, upon delivery of the Election Notice, Parent shall be obligated to make the Election on or before March 15, 1997.

     (c) Within 60 days after the execution of this Agreement, the shareholders of the Company and TIMS shall provide Parent with a computation of the aggregate adjusted tax basis of the assets of the Company and TIMS as of the opening of business on the first day of the then current taxable year of the Company and TIMS (the "Asset Basis"). The Asset Basis shall be based on the Tax Returns and books and records (to the extent not inconsistent with such Tax Returns) of the Company and TIMS.

     (d) On the Closing Date, the shareholders of the Company and TIMS shall deposit five copies of an Internal Revenue Service Form 8023-A, completed as reasonably agreed by the parties in conformity with Schedule 6.12 hereto and duly executed by such shareholders (the "Election Forms") with Parent.

     (e) Parent shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. In connection with the Election Notice, Parent shall provide the shareholders of the Company and TIMS with copies of (i) any necessary corrections, amendments or supplements to such Form 8023-A as reasonably agreed to by the parties or as necessary to conform the allocation of the purchase price to Schedule 6.12 hereto, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Election. At the request of Parent, the shareholders of the Company and TIMS shall execute and deliver to Parent within 10 days of receipt of the Election Notice such documents or forms as are required by any tax laws to complete properly the Election. The shareholders of the Company and TIMS and Parent shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by such shareholders or Parent in order to timely file the Election and any other required statements or schedules. The shareholders of the Company and TIMS shall promptly execute and deliver to the Parent any amendments subsequent to the filing of the Election to Form 8023-A (and any comparable state and local forms) and attachments which are required to be filed under applicable law and are reasonably requested by Parent.

     (f) The shareholders of the Company and TIMS shall comply with all of the requirements of Section 338(h) (10) of the Code and the Treasury Regulations thereunder. Such shareholders shall take no action which is inconsistent with the requirements for filing the Election under the Code and the applicable Treasury Regulations.

     (g) To the extent permitted by state and local laws, the principles and procedures of this Section shall also apply with respect to a Section 338(h)
(10) election or equivalent or comparable provision under state or local law, including, without limitation, an election under Section 338(g) of the Code or equivalent or comparable provision under state or local law. The shareholders of the Company and TIMS covenant and agree that, to the extent that an election similar to a Section 338(h) (10) election under the Code is optional under any state or local law, if so directed by Parent, such shareholders shall join in any such election as designated by Parent in the Election Notice.

     6.13 TRI-STAR CANADA. Prior to the Closing, the Company shall wind down and terminate the business operations of Tri-Star Canada.

     6.14 USE OF NAME. The Company Shareholders hereby agree that, upon the consummation of the transactions contemplated hereby, Parent and the Surviving Corporation shall have the sole right to the use of the name "Tri-Star Aerospace" and the Company Shareholders shall not, and shall not cause or permit any of their Affiliates to, use such name or any variation or simulation thereof in any business activity.

     6.15 ELECTIONS. The Company Shareholders and the shareholders of TIMS and Tri-Star U.K. will cause the Company and each Subsidiary to refrain from making, filing, or entering into any election, consent, or agreement described in Section 4.15(e) hereof with respect to the Company, any Subsidiary or any of their assets.

     6.16 TAX CLAIMS. The Company and each Subsidiary shall, and the shareholders of the Company and each Subsidiary shall cause the Company and each Subsidiary to, notify Parent immediately upon the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority with respect to the Company or any Subsidiary. The Company shall not, and the Company Shareholders and the shareholders of each Subsidiary shall cause the Company and each Subsidiary not to, settle or enter into any agreement with respect to any such claim, audit, examination, change or adjustment without the consent of Parent.

     6.17 WAIVER OF CLAIMS UNDER THE FBCA. By his or her execution hereof, each Company Shareholder acknowledges and agrees (a) to the fairness of the Merger Consideration and (b) that he or she will not assert any claim or right under, and hereby irrevocably waives any claims with respect to, the dissenting stockholder provisions of the FBCA in connection with the transactions contemplated hereby.

     6.18 LIQUIDATION OF INTERNATIONAL. Immediately prior to and in conjunction with the Closing, the Company and the other shareholders of International shall cause International to liquidate and to distribute in liquidation to each of the shareholders of International (including the Company) their pro rata shares of the net assets of International (including each shareholder's pro rata portion of the net account receivable owed to International by the Company) and of obligations shown as dividends payable on a certain Current Status of Financial Condition dated 8/27/96 in the aggregate sum of $558,942. Notwithstanding anything to the contrary in this Agreement, the Company and the other shareholders of International shall cause International not to pay any dividend or other distribution to or on behalf of its stockholders other than the distribution in liquidation described in the immediately preceding sentence.


                                   ARTICLE 7.

                               CLOSING CONDITIONS

     7.1 CONDITIONS TO PARENT'S, SUB'S AND MERGER SUB'S OBLIGATION TO CLOSE. The obligations of Parent, Sub and Merger Sub hereunder shall be subject to the fulfillment (or written waiver) on or before the Closing Date of each of the following conditions and delivery of the following:

          7.1.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS; COMPLIANCE WITH AGREEMENT. The representations and warranties of the Company, the Company Shareholders and the shareholders of the Subsidiaries in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date. Each and all of the covenants and agreements of the Company and/or the Company Shareholders and the shareholders of the Subsidiaries to be performed by any or all of them at or before the Closing shall have been performed. The Company shall deliver to Parent, Sub and Merger Sub a certificate of its President and Secretary or Assistant Secretary, and each of the Company Shareholders and the shareholders of the Subsidiaries shall deliver to Parent, Sub and Merger Sub a certificate executed by such Company Shareholder or Subsidiary shareholder, in each case, dated the Closing Date, to that effect.

          7.1.2 STOCK CERTIFICATES. The Company Shareholders and the shareholders of each Subsidiary shall have surrendered to Parent the stock certificates representing all of the Shares of Common Stock of the Company and all shares of stock of the Subsidiaries, duly endorsed in blank, or, with respect to uncertificated shares of TIMS, appropriate instruments of transfer of ownership with respect thereto.

          7.1.3 ESCROW AGREEMENT. Receipt by Parent of a fully executed copy of the Escrow Agreement in form and substance reasonably acceptable to the parties thereto.

          7.1.4 WAIVER AGREEMENTS. Receipt by Parent of fully executed copies of waiver agreements pursuant to which all persons with contractual or statutory rights of indemnification against or from the Company agree to waive such rights as against the Surviving Corporation, such waiver agreements to be in form and substance reasonably acceptable to the parties thereto.

          7.1.5 NON-COMPETITION AGREEMENT. Receipt by Parent of fully executed Non-Competition Agreements between Parent, Sub, the Surviving Corporation and each of Frank C. Fisher and Paul G. Livernash, in form and substance reasonably acceptable to the parties thereto, providing that each of Messrs. Fisher and Livernash agree not to compete with the business of the Surviving Corporation in the United States for a period of two years from the Closing Date.

          7.1.6  CONTRACTS.  All of the Company's material contracts listed on
     Schedule 7.1.6 attached hereto and made a part hereof shall remain in substantial force and effect, it being understood that changes to such contracts not materially adverse to the Surviving Corporation and the Subsidiaries as a whole shall satisfy this condition.

          7.1.7 ABSENCE OF MATERIAL CHANGE. The absence of any material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or business prospects of the Company, except for those referred to in
     Section 6.3(a) hereof, occurring between the date hereof and the Closing Date.

          7.1.8 REGULATORY APPROVALS. Receipt by Parent, Sub, Merger Sub, the Company and the Company Shareholders of all regulatory approvals necessary for consummation of the Merger, including, if applicable, the expiration (or early termination) of waiting periods under the HSR Act, and satisfaction of all other applicable legal requirements.

          7.1.9 LEASES. With respect to the leases set forth on Schedule 7.1.9, receipt by Parent of written consents of the respective lessors thereunder providing for continued occupancy by the Surviving Corporation until at least December 31, 1997.

          7.1.10 CONSENTS. Receipt by Parent of copies of all written consents, including the Defined Consents, required for the Merger, shall have been received by Parent, Sub and Merger Sub and must be in full force and effect.

          7.1.11 RESIGNATIONS. Receipt by Parent of written resignations of each officer and director of the Company and any Subsidiary, and amended authorized signatory resolutions for each bank account of the Company and each Subsidiary, in each case, as requested by Parent, together with a statement of the aggregate amount of all outstanding checks under any such bank account.

          7.1.12 FINANCING. (a) Parent, Sub and Merger Sub shall have received financing from one or more financial institutions on terms and conditions acceptable to them in their sole discretion in an amount sufficient, in their sole discretion, to consummate the transactions contemplated under this Agreement, the concurrent acquisition of the Aviall Assets, and to provide adequate working capital to operate the business of the Surviving Corporation thereafter, and (b) Parent shall have received a fully executed copy of (i) the Subscription Agreement of an S corporation to be formed by Richard P. Small subscribing for shares of Parent, in form and substance reasonably acceptable to the parties thereto, together with payment of the subscription price specified therein in immediately available funds, and (ii) a Stockholders' Agreement among Parent and its stockholders in form and substance reasonably acceptable to the parties thereto.

          7.1.13 CONCURRENT CLOSING OF AVIALL TRANSACTION. The closing, concurrently with or immediately following the Closing, of the acquisition by Parent or an Affiliate of Parent of the Aviall Assets pursuant to that certain Asset Purchase Agreement among Parent, Aviall Services, Inc. and Aviall (Canada) Ltd.

          7.1.14 CERTIFICATE OF GOOD STANDING. Receipt by Parent of a Certificate of Good Standing with respect to the Company issued by the Office of the Secretary of State of the State of Florida and dated not more than ten (10) days prior to the Closing Date.

          7.1.15 ARTICLES OF INCORPORATION; BY-LAWS. Receipt by Parent of copies of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Florida and ByLaws of the Company, certified by the Secretary or Assistant Secretary of the Company.

          7.1.16 EMPLOYMENT CONTRACT. Receipt by Parent of a fully executed copy of an employment contract between Parent and Richard P. Small in form and substance reasonably acceptable to the parties thereto.

          7.1.17 RESOLUTIONS; INCUMBENCY. Receipt by Parent of a copy of resolutions adopted by the Board of Directors and stockholders of the Company authorizing the execution and delivery of this Agreement and each document to be executed by the Company and consummation of the transactions contemplated hereby, in each case certified by the Secretary or Assistant Secretary of the Company, together with customary certifications as to the incumbency of relevant officers thereof.

          7.1.18 OPINION OF COUNSEL. Receipt by Maple Leaf of an opinion of McBride Baker & Coles, counsel for the Company and the Company Shareholders, in form and substance reasonably acceptable to Maple Leaf.

          7.1.19 FIRPTA AFFIDAVIT. Each Company Shareholder and the shareholders of TIMS and Tri-Star

     U.K. shall have provided Parent with an affidavit of non-foreign status that complies with Treasury Regulation Section 1.1445 promulgated pursuant to the Code.

          7.1.20 BOOKS AND RECORDS. Delivery to Maple Leaf of the books and records described in Section 4.10.

          7.1.21 NO INJUNCTION. At the Closing Date there shall be no injunction, restraining order or decree, or pending or threatened litigation, of any nature of any court, governmental authority of competent jurisdiction or other third party that is in effect that threatens, restrains, prohibits, or seeks to enjoin the consummation of the transactions contemplated hereby.

          7.1.22 SECTION 338(h) (10) ELECTION. Each Company Shareholder and the shareholders of TIMS shall have delivered to Parent five (5) executed copies of IRS Form 8023-A completed pursuant to Section 6.12 and in conformity with the allocation of the purchase price set forth on Schedule
     6.12 hereto, and such other documentation as shall be necessary to make a valid election under Section 338(h) (10) of the Code with respect to the Merger and the acquisition of the Company and TIMS pursuant hereto.

          7.1.23 BASE AMOUNT CERTIFICATE. Receipt by Parent of a certificate of the President and the Chief Financial Officer of the Company certifying as to the Company's belief that its stockholders' equity as at the Closing Date, after giving effect to the transactions contemplated by Section 6.3(a) hereof, is not less than the Base Amount (as defined in Section 3.3(f)).

          7.1.24 LIQUIDATION OF INTERNATIONAL. The Company and the other shareholders of International shall have caused the liquidation of International as described in Section 6.18.

          7.1.25 FURTHER INSTRUMENTS. Receipt by Maple Leaf of such further instruments of assignment, conveyance or transfer or other documents of further assurance as Parent, Sub or Merger Sub may reasonably request in connection with the Merger.

     7.2 CONDITIONS TO THE COMPANY'S AND THE COMPANY SHAREHOLDERS' OBLIGATION TO CLOSE. The obligations of the Company and the Company Shareholders hereunder shall be subject to the fulfillment (or written waiver) on or before the Closing Date of each of the following conditions and delivery of the following:

          7.2.1 REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND MERGER SUB; COMPLIANCE WITH AGREEMENT. The representations and warranties of Parent, Sub and Merger Sub in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date. Each and all of the agreements of Parent, Sub and Merger Sub, to be performed at or before the Closing shall have been performed. Each of Parent, Sub and Merger Sub shall deliver to the Company and the Representative a certificate of its President and Secretary, dated the Closing Date, to that effect.

          7.2.2 MERGER CONSIDERATION. Payment of the Fixed Merger Consideration in the manner set forth in Section 3.2(a).

          7.2.3 RESOLUTIONS; INCUMBENCY. Receipt by the Company and the Company Shareholders of a copy of resolutions adopted by the Board of Directors of each of Parent, Sub and Merger Sub authorizing the execution and delivery of this Agreement and each document to be executed by Parent, Sub and Merger Sub, respectively, and the consummation of the transactions contemplated hereby, in each case, certified by the Secretary of Parent, Sub and Merger Sub, respectively, together with customary certifications as to the incumbency of relevant officers thereof.

          7.2.4 CERTIFICATE OF GOOD STANDING. Receipt by the Company and the Company Shareholders of a Certificate of Good Standing of (a) Parent and Sub issued by the Office of the Secretary of State of the State of Delaware and (b) Merger Sub issued by the Office of the Secretary of State of the State of Florida, in each case, dated not more than ten
     (10) days prior to the Closing Date.

          7.2.5 CERTIFICATE OF INCORPORATION; BY-LAWS. Receipt by the Company and the Company Shareholders of copies of (a) the Certificate of Incorporation of each of Parent and Sub certified by the Secretary of State of the State of Delaware, (b) the Articles of Incorporation of Merger Sub certified by the Secretary of State of the State of Florida, and (c) the ByLaws of Parent, Sub and Merger Sub certified by their respective Secretaries.

          7.2.6 OPINION OF COUNSEL. Receipt by the Company and the Company Shareholders of an opinion of Sherrard & Roe, PLC, counsel for Parent, Sub and Merger Sub, in form and substance reasonably acceptable to the Company and the Representative.

          7.2.7 EMPLOYMENT CONTRACT; STOCKHOLDERS' AGREEMENT. Receipt by Richard P. Small of a fully executed copy of (i) an employment contract between Parent and Richard P. Small in form and substance reasonably acceptable to the parties thereto, and (ii) a Stockholders' Agreement among Parent and its stockholders in form and substance reasonably acceptable to the parties thereto.

          7.2.8 REGULATORY APPROVALS. Receipt by the Company, the Company Shareholders, Parent, Sub and Merger Sub of all regulatory approvals necessary for consummation of the Merger, including, if applicable, the expiration (or early termination) of waiting periods under the HSR Act, and satisfaction of all other applicable legal requirements.

     7.3 POST-CLOSING ACTIONS. The following actions shall take place immediately following, and in conjunction with, the Closing:

          7.3.1 PAYMENT OF COMPANY RECEIVABLE. The Surviving Corporation shall pay to the former shareholders of International (other than the Company): (i) the obligations shown as dividends payable to minority for 1994 and 1995 on a certain Current Status of Financial Condition dated 8/27/96 in the aggregate sum of $145,083 (which sum is part of, and shall be deemed paid upon payment of, the Fixed Merger Consideration), and (ii) in full satisfaction thereof, the outstanding balance (but not more than $1,121,972) of that portion of the net account receivable (which previously was owed by the Company to International) that, as a result of the liquidation of International described in Section 6.18, is then owed directly to the former shareholders of International (other than the Company).

          7.3.2 PURCHASE OF TIMS AND TRI-STAR U.K. Sub and each shareholder of TIMS and Tri-Star U.K. shall execute an agreement, in form and substance reasonably acceptable to the parties thereto, whereby Sub shall acquire all of the outstanding shares of TIMS and Tri-Star U.K. for no consideration in addition to the Merger Consideration.


                                   ARTICLE 8.

                                INDEMNIFICATION

     8.1 INDEMNITY BY THE COMPANY SHAREHOLDERS. Without limitation of any other provision of this Agreement or any other rights and remedies available to Parent, Sub, Merger Sub or the Surviving Corporation at law or in equity, the Company Shareholders severally covenant and agree to indemnify, defend and hold harmless Parent, Sub, Merger Sub, the Surviving Corporation, and their respective successors, assigns, Affiliates, directors, officers, stockholders, partners, employees and agents (the "ACQUIROR INDEMNIFIED PARTIES") from and against any and all liabilities, losses, claims, demands, damages, judgments, interest, penalties, fines, costs and expenses (including reasonable attorneys' and accountants' fees and expenses) (collectively "LOSSES") arising out of, in connection with, relating to or resulting from
(i) a breach by the Company or such Company Shareholder of any of the representations and warranties or covenants made by it, him, her or them, as appropriate, in this Agreement and/or in the documents delivered in connection herewith; (ii) claims, lawsuits, actions, proceedings, obligations and other liabilities under any of the Employee Benefit Plans, and claims, lawsuits, actions, proceedings, and other liabilities of any current or former employee of, or applicant for employment with, the Company or any Subsidiary, or any beneficiary or executor of the estate of any of the foregoing, arising out of events, acts or inactions occurring on or before the Closing; (iii) claims, lawsuits, actions, proceedings, and other liabilities arising out of the conduct of the Company's or any Subsidiary's business, or their leasing, ownership or use of their properties or assets, or any transaction entered into by any of them, or any liability for or in respect of Taxes, in each case, for, attributable to or in respect of periods ending on or before the Closing; PROVIDED, HOWEVER, that with respect to claims under clauses (i), (ii) and (iii), the Company Shareholders shall be obligated hereunder only to the extent that such Losses (A) (with the exception of Losses suffered as a result of a breach of the representations and warranties set forth in Section 4.15(i), which shall be paid without deductible) exceed $300,000 in the aggregate and do not exceed $30,500,000 in the aggregate and as to each Company Shareholder his or her proportionate share of the Merger Consideration, PROVIDED that such monetary limitations shall not apply to Losses arising out of fraud, intentional misrepresentation or intentional breach of any covenant, (B) are not covered by insurance (to the extent the Acquiror Indemnified Party actually receives the proceeds of any insurance payment in respect thereof), (C) are not specifically disclosed in this Agreement or the schedules thereto, (D) have not been provided for in the Latest Balance Sheet, and (E) have not been incurred in the ordinary course of the Business, consistent with past custom and practice, since the date of the Latest Balance Sheet; and (iv) the pending lawsuits between the Company and Messrs. Rourke and Weber, respectively, as more specifically set forth on Schedule 4.14 hereto and any other adverse claim (or corporate acts undertaken to eliminate any such claim) asserted by or on behalf of such persons with respect to (1) the Company Shareholders' ownership of all of the Shares or (2) the ownership by the persons listed on Schedule 4.3(c) of all the shares of TIMS.

     8.2 INDEMNITY BY PARENT, SUB AND MERGER SUB. Without limitation of any other provision of this Agreement, Parent, Sub and Merger Sub covenant and agree to indemnify, defend and hold harmless the Company Shareholders from all liabilities, losses, claims, demands, damages, judgments, interest, penalties, fines, costs and expenses (including reasonable attorneys' and accountants' fees and expenses) arising out of, or in connection with, or relating to a breach by Parent, Sub or Merger Sub of any of the representations and warranties or covenants made by them in this Agreement and/or in the documents delivered in connection herewith.

     8.3 PROCEDURE AND PAYMENT. If, after the Closing Date, either the Company Shareholders, on the one hand, or the Acquiror Indemnified Parties, on the other hand, ("INDEMNITEE") shall receive notice of any third-party claim or alleged third-party claim asserting the existence of any matter of a nature as to which the Indemnitee has been indemnified against under this Article 8 by the other party hereto ("INDEMNITOR"), Indemnitee shall promptly notify Indemnitor in writing with respect thereto; provided that any delay or failure by Indemnitee to provide such notice shall not impair or affect its rights hereunder or the obligation of Indemnitor with respect to such claim except to the extent Indemnitor can demonstrate that it was actually prejudiced by Indemnitee's delay in giving or failure to give such notice. Indemnitor shall have the right to defend against any such third-party claim (other than any claim in respect of Taxes), provided that (i) Indemnitor shall, within ten (10) days after the giving of such notice by Indemnitee, notify Indemnitee that it disputes such claim, give reasons therefor, and that Indemnitor will, at its own cost and expense, defend the same, and (ii) such defense is instituted and continuously maintained in good faith by Indemnitor. In such event the defense may, if necessary, be maintained in the name of Indemnitee. Indemnitee may, if it so elects, designate its own counsel to participate with the counsel selected by Indemnitor in the conduct of such defense. Indemnitor shall not permit any Lien or execution to attach to the assets of the Indemnitee as a result of such claim, and the Indemnitor shall provide such bonds or deposits as shall be necessary to prevent the same. In any event Indemnitee shall be kept fully advised as to the status of such defense. If Indemnitor shall be given notice of a claim as aforesaid and shall fail to notify Indemnitee of its election to defend such claim within the time and as prescribed herein, or after having so elected to defend such claim shall fail to institute and maintain such defense in accordance with the foregoing, or if such defense shall be unsuccessful then, in any such event, the Indemnitor shall fully satisfy and discharge the claim within ten
(10) days after notice from Indemnitee requesting Indemnitor to do so.

     8.4 OTHER CLAIMS. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the party seeking indemnification shall promptly send notice of such claim to the party from whom indemnification is sought. If the latter disputes such claim, such dispute shall be resolved, to the extent possible, by agreement of the parties.

     8.5 SUBROGATION. The rights of any Indemnitor shall be subrogated to any rights of action which the Indemnitee may have against any other person or entity with respect to any matter giving rise to a claim for indemnification hereunder.

     8.6 TAX CLAIMS. From and after the Closing, Parent or an Affiliate of Parent shall have the sole right to represent the Company and each Subsidiary in any Tax audit or administrative or court proceeding relating to Taxes of the Company or any Subsidiary. Parent or such Affiliate shall not enter into any settlement or closing or other agreement with respect to Taxes for which a claim for indemnification will be made by the Acquiror Indemnified Parties without the consent of the Representative, which consent will not be unreasonably withheld.

     8.7 PURCHASE PRICE ADJUSTMENT. The Company Shareholders and Parent agree that any indemnity payment made under this Article 8 will be treated by the parties on their respective Tax Returns as an adjustment to the purchase price. If, notwithstanding such treatment by the parties, any indemnity payment is determined by any taxing authority to be subject to Tax payable by the Acquiror Indemnified Parties, the Company Shareholders also shall indemnify the Acquiror Indemnified Parties for any increase in Tax liability that is imposed on and paid by the Acquiror Indemnified Parties by reason of the receipt of such indemnity payment. An indemnity payment otherwise due and payable under this Article 8 shall be decreased (but not below zero) to take into account any Tax benefit realized by the Indemnitee.


                                   ARTICLE 9.

                                  TERMINATION

     9.1 TERMINATION DATE. In the event that the Closing has not occurred on or before September 16, 1996, the rights, duties and obligations of the parties under this Agreement, with the exception of (i) the obligations of Parent and Sub under Section 6.1(b) and the parties' agreements set forth in Sections 10.2 and 10.6, and (ii) a party's right to pursue all remedies available to it for any breach by another party, shall be terminated, unless the parties agree in writing to extend such date.

                                  ARTICLE 10.

                                 MISCELLANEOUS

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in the following sentence, the respective representations and warranties of each party contained in this Agreement and in any instrument of sale, assignment, conveyance and transfer executed and delivered pursuant to this Agreement shall survive the Closing until the later of (i) eighteen months following the Closing Date or (ii) April 30, 1998. Notwithstanding the foregoing, the representations and warranties set forth in Section 4.15(i) shall survive the Closing until the expiration of the relevant Tax statute of limitations applicable to the third full taxable year ending after the Closing Date of Parent, any subsidiary or affiliate of Parent or any combination thereof.

     10.2 DISCLOSURE AND CONFIDENTIALITY. (a) The parties agree to hold the terms and conditions of this Agreement, and all other agreements contemplated herein (including the Letter of Intent dated May 30, 1996), in strict confidence and not to make any disclosure with respect thereto, publicly or privately, other than as jointly agreed by the parties. If a party is required to make any such disclosure by applicable law or stock exchange rules or regulations, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law or stock exchange rules or regulations, and the time and place that the disclosure will be made; provided that the other party shall have the right to review and comment on such proposed disclosure statement prior to its release.

     10.3 BROKERS. Each party warrants to the other that it has not employed or used the services of any broker or finder in connection with the transaction contemplated by this Agreement except that Parent has used the services of Equitable Securities Corporation and Parent shall pay all fees and expenses due to Equitable Securities Corporation. Each party agrees to indemnify and hold the other party harmless from any loss or damage arising from any claim made by any broker or finder allegedly based on the actions of such indemnifying party.

     10.4 GOVERNING LAW; CONSTRUCTION; SUBMISSION TO JURISDICTION. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflicts of law provisions. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.9.

     10.5 AMENDMENTS. Subject to the applicable provisions of the FBCA, at any time prior to the Effective Time, this Agreement may be modified or amended by the Company, Parent, Sub and Merger Sub by written agreement executed and delivered by their respective duly authorized officers; PROVIDED, HOWEVER, that no amendment shall be made which pursuant to the FBCA requires the approval of the Company Shareholders without such approval. Subject to the preceding sentence, any provision of this Agreement may be amended or waived, provided that any such amendment or waiver shall only be binding on a party if set forth in a writing executed by such party.

     10.6 EXPENSES. Except as set forth in Sections 3.3 and Article 8 hereof, each party hereto shall pay its own fees and expenses incurred in connection with this transaction.

     10.7 COMPLETENESS OF AGREEMENT. This Agreement, the Schedules, and Exhibits hereto and the other documents referred to or provided for herein represent the entire agreement among the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

     10.8 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs and assigns, but neither this Agreement nor any of the rights hereunder shall be assigned by any party hereto without the prior written consent of the other party, provided that the Company and the Company Shareholders hereby consent to the assignment by Parent, Sub and/or Merger Sub of the rights and benefits hereunder of Parent, Sub and/or Merger Sub as security for borrowings, or to any Affiliates of Parent.

     10.9 NOTICES. Any notice, request, demand, waiver, consent, or other communication required or permitted hereunder shall be in writing and shall be deemed given when actually delivered, as follows:

(i)  If to Parent
Sub or Merger
Sub to:             Maple Leaf Aerospace, Inc.
                    1408 Northridge
                    South Lake, Texas 76052
                    Attention:  Quentin P. Bourjeaurd,
                                 President

With copies
(which shall
not constitute
notice) to:         Sherrard & Roe, PLC
                    424 Church Street, Suite 2000
                    Nashville, Tennessee 37219
                    Attention:  Donald I. N. McKenzie, Esq.

With copies
(which shall
not constitute
notice) to:         Odyssey Partners, L.P.
                    31 West 52nd Street
                    New York, New York 10019
                    Attention:  Mr. Stephen Berger

                                     - and -

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York 10153
                    Attention:  Simeon Gold, Esq.

(ii) If to
the Company to:     Tri-Star Aerospace, Inc.
                    11535 East Pine Street
                    Tulsa, Oklahoma 74116
                    Attention:  Richard P. Small, President

With a copy to:     McBride Baker & Coles
                    500 West Madison Street, 40th Floor
                    Chicago, Illinois 60661-2511
                    Attention:  G. Gale Roberson, Jr., Esq.

(iii) If to the
Representative,
to:                 Mr. Richard P. Small
                    c/o Tri-Star Aerospace, Inc.
                    11535 East Pine Street
                    Tulsa, Oklahoma  74116

(iv) If to a
Company
Shareholder to:     Such Company Shareholder's address set forth on the
                    signature pages hereto.

With a copy to:     McBride Baker & Coles at its address set forth above.

Notices may be delivered to such other person or address as a party may furnish to the other parties in writing.

     10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

     10.11 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors, personal representatives, heirs, and permitted assigns, and they shall not be construed as conferring any rights on any other persons, including without limitation, any employees of the Company.

     10.12 SCHEDULES AND HEADINGS. The information set forth in the Schedules hereto is deemed to have been disclosed for all purposes of this Agreement and is incorporated herein and made a part of this Agreement. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     10.13 CERTAIN DEFINITIONS. As used in this Agreement, "Affiliate" shall mean, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with, in each case, through the ownership of securities, by contract or otherwise, the first mentioned person or entity.

                            [signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have, as appropriate, executed or caused this Agreement to be duly executed by their duly authorized representatives, as of the day and year first above written.

                         [PARENT]

                              MAPLE LEAF AEROSPACE INC.


                              By:  /s/ Quentin P. Bourjeaurd
                                  --------------------------------------------
                                  Quentin P. Bourjeaurd, President


                              By:  /s/ Muzzafar Mirza
                                  --------------------------------------------
                                  Muzzafar Mirza, Vice President


                         [SUB]

                              AEROSPACE ACQUISITION CORP.


                              By:  /s/ Quentin P. Bourjeaurd
                                  --------------------------------------------
                                  Quentin P. Bourjeaurd, President


                              By:  /s/ Muzzafar Mirza
                                  --------------------------------------------
                                  Muzzafar Mirza, Vice President


                         [MERGER SUB]

                              AEROSPACE MERGER SUB I, INC.


                              By:  /s/ Quentin P. Bourjeaurd
                                  --------------------------------------------
                                  Quentin P. Bourjeaurd, President


                              By:  /s/ Muzzafar Mirza
                                  --------------------------------------------
                                  Muzzafar Mirza, Vice President


                         [THE COMPANY]

                              TRI-STAR AEROSPACE, INC.


                              By:  /s/ Richard P. Small
                                  --------------------------------------------
                                  Richard P. Small, President

                         [THE COMPANY SHAREHOLDERS]


                          /s/ Charles Balchunas
                         ---------------------------------------------
                         Charles Balchunas
                         Address:  c/o Tri-Star Aerospace, Inc.
                                   3411 Southwest 11th Street
                                   Deerfield Beach, Florida 33442

                          /s/ Joseph D. Colletti
                         ---------------------------------------------
                         Joseph D. Colletti
                         Address:  c/o Tri-Star Aerospace, Inc.
                                   3411 Southwest 11th Street
                                   Deerfield Beach, Florida 33442

                          /s/ Carl R. DeAngelo
                         ---------------------------------------------
                         Carl R. DeAngelo
                         Address:  2421 Gravel Road
                                   Fort Worth, Texas 76118

                           /s/ Frank C. Fisher
                         ---------------------------------------------
                         Frank C. Fisher
                         Address:  22932 Lockness Avenue
                                   Torrance, California 90501

                          /s/ Merritt B. Horrell, Jr.
                         ---------------------------------------------
                         Merritt B. Horrell, Jr.
                         Address:  P.O. Box 9056
                                   Coral Springs, Florida 33075

                          /s/ Ned A. Kaled
                         ---------------------------------------------
                         Ned A. Kaled
                         Address:  c/o Tri-Star Aerospace, Inc.
                                   11535 East Pine Street
                                   Tulsa, Oklahoma 74116

                          /s/ David R. Little
                         ---------------------------------------------
                         David R. Little
                         Address:  c/o Tri-Star Aerospace, Inc.
                                   3411 Southwest 11th Street
                                   Deerfield Beach, Florida 33442

                          /s/ Paul G. Livernash
                         ---------------------------------------------
                         Paul G. Livernash
                         Address:  6642 South 193rd Place
                                   Suite N-101
                                   Kent, Washington 98032

                          /s/ Hector Sardinas
                         ---------------------------------------------
                         Hector Sardinas
                         Address:  20941 National Lane
                                   Huntington Beach, CA 92646

                          /s/ Norma T. Small
                         ---------------------------------------------
                         Norma T. Small
                         Address:  c/o Tri-Star Aerospace, Inc.
                                   11535 East Pine Street
                                   Tulsa, Oklahoma 74116

                          /s/ Richard P. Small
                         ---------------------------------------------
                         Richard P. Small
                         Address:  c/o Tri-Star Aerospace, Inc.
                                   11535 East Pine Street
                                   Tulsa, Oklahoma 74116